Exhibit 15.2

JAMES STAFFORD
James Stafford, Inc. Chartered Accountants Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 26 March 2013 with respect to the financial statements of Alberta Star Development Corp. (the “Company”), which comprise the statements of financial position as at 30 November 2012, 30 November 2011 and 1 December 2010 and the statements of loss and comprehensive loss, cash flows and changes in equity for the years ended 30 November 2012 and 30 November 2011, in the Annual Report on Form 20-F of the Company dated 5 April 2013.

Vancouver, Canada 5 April 2013	Chartered Accountants